Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration Statement No. 333-290247

June 30, 2026

PROSPECTUS SUPPLEMENT NO. 4

MOBIX LABS, INC.

Up to 2,412,711 SHARES OF CLASS A COMMON STOCK

This prospectus supplement amends the prospectus dated March 12, 2026 (as supplemented to date, the “Prospectus”) of Mobix Labs, Inc. a Delaware corporation (the “Company”), which forms a part of the Company’s Registration Statement on Form S-1, as amended (No. 333-290247). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 10, 2026 and June 26, 2026, as set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Shares of our Class A Common Stock are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “MOBX”. On June 29, 2026, the closing price of our Class A Common Stock was $2.01.

Investing in the Company’s Class A Common Stock involves risks. See “Risk Factors” beginning on page 5 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is June 30, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2026

MOBIX LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40621	98-1591717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Venture, Suite 220 Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 808-8888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.00001 per share	MOBX	Nasdaq Capital Market
Redeemable warrants, each warrant exercisable for one share of Class A Common Stock	MOBXW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Business Update

Mobix Labs, Inc. (the “Company”) is providing the following business update regarding certain previously disclosed and anticipated corporate matters.

Vision Aerial Letter of Intent and Ongoing Negotiations

As previously announced, the Company has entered into a non-binding letter of intent with Vision Aerial, Inc. (“Vision Aerial”) regarding a potential acquisition of Vision Aerial by the Company. The Company is currently engaged in active negotiations with Vision Aerial regarding definitive transaction documents.

The parties have not entered into a definitive acquisition agreement, and the proposed transaction remains subject to, among other things, completion of due diligence, negotiation and execution of definitive agreements, approval by the parties’ respective governing bodies, satisfaction of closing conditions to be set forth in any definitive agreements, and, if applicable, the availability of financing and receipt of any required stockholder, regulatory, exchange or third-party approvals.

Vision Aerial has publicly announced that it has experienced increasing revenue and backlog. The Company is continuing to conduct due diligence with respect to Vision Aerial, including with respect to its business, financial condition, operations, customer relationships, backlog, prospects and liabilities. There can be no assurance that the Company and Vision Aerial will enter into definitive agreements, that any proposed transaction will be consummated, or that any proposed transaction, if consummated, will be consummated on the terms currently contemplated or at all.

Kips Transaction; Anticipated Corrective Amendment and Resale Registration Statement

As previously disclosed by the Company, on its Form 10-Q filed May 19, 2026 with the Securities and Exchange Commission, the Company entered into certain transaction documents with Kips Bay Select LP (“Kips”) relating to a financing transaction (the “Kips Transaction”). The Company expects to enter into an amendment to the previously disclosed transaction documents for the purpose of correcting certain scrivener’s errors.

The Company does not expect the amendment to modify the material economic terms of the Kips Transaction, the number of securities issuable in the Kips Transaction, the consideration payable, or the principal rights and obligations of the parties.

The Company also expects to file a registration statement on Form S-1 to register the resale of shares of the Company’s common stock, including approximately 3,300,000 shares for Kips and an aggregate of approximately 1,239,613 shares for five other selling stockholders. The filing, timing and effectiveness of the registration statement will be subject to the requirements of the Securities Act of 1933, as amended, and review by the Securities and Exchange Commission. There can be no assurance as to when or whether the registration statement will be filed or declared effective.

Expected Stockholder Meeting and Proxy Proposals

The Company expects to hold a meeting of stockholders in July 2026. At the meeting, the Company expects to request that stockholders approve, among other matters:

1.	the issuance of shares of the Company’s common stock to Kips in connection with the Company’s previously disclosed May 19, 2026 transaction;
2.	an amendment to the Company’s certificate of incorporation to remove certain restrictions on the issuance of shares of the Company’s Class B common stock;
3.	an increase in the number of shares available for issuance under the Company’s equity incentive award plan; and
4.	the issuance of a specified number of shares of the Company’s common stock, or securities convertible into or exercisable for common stock, for purposes of future fundraising transactions and acquisitions.

The Company has not yet filed preliminary or definitive proxy materials for the expected stockholder meeting. The specific terms of the proposals, including the number of shares subject to the proposals and the full text of any proposed charter amendment or equity incentive plan amendment, will be set forth in the Company’s proxy materials when filed with the Securities and Exchange Commission.

The Company’s board of directors has not provided any assurance that the expected stockholder meeting will occur on the anticipated timeline or that the proposals described above will be approved by stockholders. If the Company does not obtain the required stockholder approvals, the Company’s ability to complete certain financing transactions, issue securities in connection with acquisitions, including the potential Vision Aerial transaction, or implement certain corporate-governance and compensation-related matters may be limited.

Expected Financing Activities

The Company expects to seek to raise additional capital in the near future to support potential mergers and acquisitions activity, including the potential Vision Aerial transaction, and for working capital and general corporate purposes. The Company has not entered into definitive agreements for any such financing transactions, and the structures, terms, timing, size, pricing, investors, securities to be issued and conditions of any such transactions are currently unknown and subject to market conditions and further negotiation.

Any such financing transactions may involve the issuance of equity, equity-linked securities, debt securities, convertible securities, warrants or other instruments, and may result in dilution to existing stockholders. There can be no assurance that the Company will be able to raise capital on acceptable terms, in a timely manner, or at all.

Litigation Settlements and Debt Reduction

The Company has recently settled two lawsuits and satisfied approximately $3.74 million of debt liabilities. The Company believes these settlements and debt satisfaction transactions reduce outstanding liabilities and related uncertainty. Except as previously disclosed by the Company, there have been no material developments in the Company’s related litigation matters.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding the Company’s potential acquisition of Vision Aerial; negotiations regarding definitive transaction documents; completion of due diligence; the potential execution of definitive agreements; potential financing transactions; anticipated use of proceeds; the anticipated filing of a resale registration statement; the anticipated timing and effectiveness of any registration statement; the anticipated stockholder meeting; anticipated proxy proposals; potential issuances of securities; potential amendments to the Company’s certificate of incorporation and equity incentive plan; the potential impact of stockholder approvals or failure to obtain stockholder approvals; the expected impact of litigation settlements and debt reduction; and the Company’s expectations, plans and objectives.

Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among others, risks related to the Company’s ability to negotiate and enter into definitive agreements with Vision Aerial; complete due diligence; obtain required approvals; satisfy closing conditions; obtain financing; raise additional capital on acceptable terms or at all; file and obtain effectiveness of a registration statement; obtain stockholder approval of the anticipated proxy proposals; complete future acquisitions or financing transactions; integrate any acquired business; realize expected benefits from any transaction; manage litigation, liabilities, liquidity and working capital requirements; comply with applicable Nasdaq listing requirements; and maintain adequate internal and external resources to execute its business plan.

Additional risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of this Current Report on Form 8-K. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Important Information

The Company plans to file with the SEC and furnish to its stockholders a definitive proxy statement and an accompanying proxy card in connection with the solicitation of proxies for the stockholder meeting discussed above (the “Special Meeting”). BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the definitive proxy statement, any amendments or supplements to the proxy statement, and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. In addition, copies of the proxy statement and other relevant documents filed by the Company with the SEC may be obtained, free of charge from Mobix Labs’ investor relations website.

Participants in the Solicitation

The Company, its directors, and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Special Meeting. Information regarding the names, affiliations, and interests of these individuals will be set forth in the definitive proxy statement for the Special Meeting. Stockholders can find more information about the Company’s directors and executive officers in the Company’s annual report on Form 10-K and its most recent proxy statement filed with the SEC on March 6, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mobix Labs, Inc.

Dated: June 9, 2026	/s/ Keyvan Samini
Keyvan Samini
President and Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2026

MOBIX LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40621	98-1591717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Venture, Suite 220 Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 808-8888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.00001 per share	MOBX	Nasdaq Capital Market
Redeemable warrants, each warrant exercisable for one share of Class A Common Stock	MOBXW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

Concurrently with the filing of this Current Report on Form 8-K, Mobix Labs, Inc. (the “Company”) is filing a post-effective amendment to its registration statement on Form S-1 to deregister 950,000 shares (post-reverse stock split) of Class A Common Stock previously registered for potential resale in connection with the Company’s equity line of credit.

Item 1.01 Entry into a Material Definitive Agreement.

On June 22, 2026, the Company issued to Leviston Resources, LLC (“Leviston”) a senior secured convertible promissory note in the original principal amount of $2.8 million, for gross proceeds to the Company of approximately $2.3 million. The note bears interest at 10% per annum, matures on October 18, 2026. Subject to stockholder approval and the terms of the note, Leviston may convert outstanding principal and accrued interest into shares of the Company’s Class A Common Stock at a conversion price equal to the lesser of the closing price on June 22, 2026 and 85% of the lowest eight-day VWAP of the Class A Common Stock immediately prior to and including the conversion notice date.

The note was issued as an additional note under the Company’s previously disclosed investor rights agreement. The Company also entered into an amendment to its registration rights agreement with Leviston relating to the resale registration of shares issuable upon conversion of the note. The foregoing description is qualified in its entirety by reference to the note and registration rights amendment, which are filed as Exhibits 4.1 and 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The note was issued, and the issuance of the shares of Class A Common Stock upon conversion of the note will be issued, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 8.01 Other Events.

Concurrently with the filing of this Current Report on Form 8-K, the Company is filing a post-effective amendment to its registration statement on Form S-1 to deregister 950,000 shares (post-reverse stock split) of Class A Common Stock previously registered for potential resale in connection with the Company’s equity line of credit.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Senior Secured Convertible Promissory Note in favor of Leviston Resources, LLC dated as of June 22, 2026.

10.1	Second Amendment to Registration Rights Agreement, by and between Mobix Labs, Inc. and Leviston Resources, LLC, dated as of June 22, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mobix Labs, Inc.

Dated: June 26, 2026	/s/ Keyvan Samini
Keyvan Samini
President and Chief Financial Officer

Exhibit 4.1

MOBIX LABS, INC.

AMENDED AND RESTATED SENIOR SECURED CONVERTIBLE NOTE

Principal Amount: U.S. $2,800,000	Issuance Date: June 22, 2026
Purchase Price: $2,333,333.33

FOR VALUE RECEIVED, Mobix Labs, Inc., a Delaware corporation , its designee or registered assigns (the “Borrower”) promises to pay Leviston Resources, LLC, a Delaware limited liability company, or registered assigns (the “Holder”), pursuant to this Senior Secured Convertible Note (the “Note”) in cash and/or in shares of Common Stock, the principal amount of $2,800,000. On the date hereof, the Holder will fund $2,333,333.33, which shall result in an aggregate principal amount of $2,800,000 (that is, $2,333,333.33 in cash plus original issue discount of 16.667% or $466,666.67). This Note is issued as an “Additional Note” pursuant to that certain Investor Rights Agreement dated May 13, 2026 (the “IRA”), entered into by and between the Borrower and the Holder. This Note is subject to the terms of that certain Securities Purchase Agreement dated March 31, 2026, as amended by that certain First Amendment to Securities Purchase Agreement and Senior Secured Convertible Note dated May 13, 2026, and as supplemented by the IRA (the “Purchase Agreement”), and capitalized terms not defined herein will have the meanings set forth in the Purchase Agreement or the IRA, as applicable.

This Amended and Restated Senior Secured Convertible Note (this “Note”) amends, restates, replaces and supersedes in its entirety the Senior Secured Convertible Note issued by the Borrower to the Holder on June 22, 2026 (the “Original Note”). Upon execution of this Note, the Original Note shall be void and of no further force or effect. This Note is given in substitution for, and not in satisfaction, repayment, discharge or novation of, the indebtedness evidenced by the Original Note, which indebtedness remains outstanding and continues uninterrupted under this Note. For all purposes, including the holding period under Rule 144 and the determination of the Exchange Cap, the Issuance Date of this Note shall be June 22, 2026. All liens and security interests securing the Original Note continue in full force and effect and secure this Note without interruption, impairment, release or subordination.

(1) MATURITY; DISBURSEMENT; CLOSING. The consideration to the Borrower for this Note is $2,333,333.33 (the “Consideration”) to be paid on or after the Closing Date (defined below), from which the Holder shall retain $25,000 to be applied directly to the payment of the Holder’s legal fees in connection with the preparation and negotiation of this Note and the related transaction documents. All outstanding principal and interest shall be due and payable on October 22, 2026 (the “Maturity Date”). The disbursement is stated as net of the Original Issue Discount of 16.667%.

(2) INTEREST. The Interest rate shall be 10% per annum. Interest under this Note shall commence accruing on the Closing Date at the Interest Rate and shall be computed on the basis of a 360-day year and the actual number of days elapsed. Interest shall be payable (a) on a monthly basis on each monthly anniversary of the Closing Date in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Borrower, or (b) upon conversion into shares of Common Stock as set forth herein.

(3) PREPAYMENT. The Borrower shall have the right to provide no less than 30 days’ written notice of its intention to prepay the Obligations (as defined herein), at any time or from time to time at a premium equal to 115% of the Obligations being prepaid. For the avoidance of doubt, the Holder’s rights of conversion are not affected by the issuance of the notice of prepayment.

(4) CONVERSION OF NOTE. Following the Issuance Date, as set out above, this Note shall be convertible into shares of Common Stock.

(a) Optional Conversion Right. Subject to the provisions of Section 4(c)(i) and Section 4(c)(ii), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert the Conversion Amount (as defined herein), into fully paid and nonassessable shares of Common Stock as described below (the “Conversion Shares”). The Borrower shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Borrower shall round such fraction of a share of Common Stock up to the nearest whole share. The Borrower shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount. The Holder shall have the right to deliver an effective conversion notice (the “Conversion Notice”) at any time until 11:59 pm New York City time on the chosen date and it shall be immediately effective.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 4(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, and/or (B) accrued and unpaid Interest with respect to such Principal, as determined by the Holder, and (C) all costs and expenses incurred by the Holder in connection with such conversion, including but not limited to, any fees charged by the Transfer Agent in connection with the issuance or delivery of Conversion Shares, and the cost of any legal opinion required in connection with such conversion to the extent such legal opinion costs are not paid or reimbursed by the Borrower.

(ii) “Conversion Price” shall be the lesser of: (A) Closing Price on the Closing Date and (B) 85% of the lowest 8-day VWAP immediately prior to and including the date of the Notice of Conversion.

(iii) Adjustment Due to Market Price. If at any time the Market Price, as determined on the date of each conversion, is less than the Conversion Price, then the outstanding principal amount of this Note shall be automatically increased immediately following each such conversion by the result of the Conversion Price minus the Market Price multiplied by the number of shares of Common Stock being issued with respect to such conversion, and interest shall accrue thereon in accordance with the terms of this Note. “Market Price” shall mean the lowest trading price for the Common Stock during ten (10) Trading Days prior to the applicable date of conversion. For example, if the Conversion Price is $0.50 and the Market Price is $0.40 and the number of shares issued upon conversion is 10,000 shares, then the outstanding principal amount of this Note shall be increased by $1,000.00 ($0.50 - $0.40 = $0.10 multiplied by 10,000 = $1,000.00) immediately following such conversion. For the avoidance of doubt, this Section 4(b)(iii) expressly applies in the scenario where the Exchange Cap under Section 4(c)(ii) or the Stockholder Approval Limitation under Section 4(c)(iii)(A) requires a conversion to be effected at the Closing Price on the Closing Date (i.e., the price referenced in Section 4(b)(ii)(A)) rather than at 85% of the lowest 8-day VWAP (i.e., the price referenced in Section 4(b)(ii)(B)). Notwithstanding anything to the contrary herein, this provision shall apply only if, and solely to the extent that, the issuance of shares of Common Stock upon conversion of this Note would cause the aggregate number of shares of Common Stock issued or issuable to the Holder pursuant to the Transaction Documents to exceed 19.99% of the Borrower’s outstanding Common Stock as of the Issuance Date, as determined in accordance with applicable Nasdaq rules.

(c) Limitations on Conversions.

(i) Beneficial Ownership. Notwithstanding anything to the contrary contained in this Note, this Note shall not be convertible by the Holder hereof, and the Borrower shall not effect any conversion of this Note or otherwise issue any shares of Common Stock pursuant hereto, to the extent (but only to the extent) that after giving effect to such conversion or other share issuance hereunder the Holder (together with its affiliates) would beneficially own in excess of 4.99% (or upon election of the Holder, by providing a 61-day written notice to the Borrower, 9.99%) (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether this Note shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Borrower for conversion, exercise or exchange (as the case may be). No prior inability to convert this Note, or to issue shares of Common Stock, pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act (as defined in the Purchase Agreement) and the rules and regulations promulgated thereunder. For any reason at any time, upon the written or oral request of the Holder, the Borrower shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Note or securities issued pursuant to the Purchase Agreement.

(ii) Principal Market Regulation. Unless permitted by the applicable rules and regulations of the Principal Market, the Borrower shall not issue any shares of Common Stock upon conversion of this Note in excess of 19.9% of the number of issued and outstanding shares of Common Stock on the Issuance Date (the “Exchange Cap”). In the event that any portion of this Note is not convertible solely as a result of the Exchange Cap, such portion shall remain outstanding in accordance with its terms and the Holder shall be entitled to convert such portion, upon receipt of the requisite stockholder approval, pursuant to the deferred conversion right set forth in Section 4(c)(iii)(B), and the Borrower’s obligations under Section 4(c)(iii)(C) shall apply with respect thereto. No premium, penalty, fee, or other payment shall accrue or be payable, and no Event of Default shall arise, solely by reason of the operation of the Exchange Cap or the failure of the Borrower’s stockholders to approve any issuance in excess of the Exchange Cap. In the event that the Note cannot be converted due to an insufficient number of authorized and unreserved shares of Common Stock available to satisfy conversion of the Note in full (an “Authorized Share Failure”), the Holder shall receive 120% of the remaining amounts due under the Note in cash (the “Cap Payment”) within 10 calendar days of the date the Authorized Share Failure occurs (the “Cap Payment Date”). For the avoidance of doubt, it is the Borrower’s obligation to monitor the Exchange Cap and the availability of authorized and unreserved shares of Common Stock and immediately inform the Holder when and if the Exchange Cap is reached or an Authorized Share Failure occurs. In the event that the Borrower fails to make the Cap Payment in full on or before the Cap Payment Date, (x) the obligation to pay the 120% Cap Payment shall be deemed extinguished and of no further force or effect, and (y) such failure shall constitute an Event of Default under Section 6(a) of this Note and the Holder shall be entitled to exercise all remedies available under Section 6(b); provided that the Default Premium and all other default remedies shall be calculated on and applied to the outstanding principal amount of this Note and all accrued and unpaid interest thereon as of the Cap Payment Date, without giving effect to or including any amount attributable to the 120% Cap Payment premium. In the event that Holder shall sell or otherwise transfer any of such Holder’s Note, the Exchange Cap restrictions set forth herein shall continue to apply to the Note and such transferee.

(iii) Nasdaq Compliance.

(A) Stockholder Approval Limitation. Notwithstanding anything to the contrary contained in this Note or any other Transaction Document, and in addition to the Exchange Cap set forth in Section 4(c)(ii), the Holder shall not be permitted to convert this Note or otherwise receive shares of Common Stock to the extent (but only to the extent) that such conversion or issuance would require stockholder approval pursuant to the rules or regulations of the Principal Market, including Nasdaq Listing Rule 5635(d) (or any successor provision thereto), unless and until such stockholder approval has been duly obtained. Any purported conversion or issuance of shares of Common Stock in excess of such limitation shall be deemed null and void ab initio and of no force or effect, and the Borrower shall not give effect to or record any such conversion in its books and records.

(B) Deferred Conversion Right. To the extent any conversion of this Note is prohibited by the limitation set forth in Section 4(c)(iii)(A) or the Exchange Cap under Section 4(c)(ii), the Holder shall be entitled to convert the remaining portion of this Note, at the then-applicable Conversion Price, promptly upon receipt of the requisite stockholder approval, without any further action, consent, or agreement of the Borrower. Such deferred conversion right shall be in addition to, and not in lieu of, any other rights or remedies available to the Holder under this Note.

(C) Obligation to Seek Stockholder Approval; Event of Default. If stockholder approval is required pursuant to Section 4(c)(iii)(A) or the Exchange Cap under Section 4(c)(ii), the Borrower shall, at its sole cost and expense, take all commercially reasonable actions necessary to obtain such stockholder approval as promptly as practicable, including without limitation calling and holding a special or annual meeting of stockholders, preparing and filing all required proxy materials with the Commission, and recommending approval to its stockholders, in each case within forty-five (45) days following the date on which such approval is first required. Without limiting the foregoing, the Borrower shall: (1) prepare and file a preliminary proxy statement with the Commission seeking such approval within fifteen (15) days following the date on which such approval is first required; (2) use its reasonable best efforts to respond to any comments of the Commission as promptly as practicable and to cause its proxy statement to be cleared for definitive filing at the earliest practicable date; (3) file its definitive proxy statement and commence mailing to stockholders within five (5) business days following the earlier of (x) expiration of the ten (10) calendar-day period under Rule 14a-6(a) without notice of review by the Commission and (y) notice from the Commission that it has no further comments; (4) set the record date and hold the meeting on the earliest date permitted under the Borrower’s bylaws and the Delaware General Corporation Law, and in no event later than thirty (30) days following the date the definitive proxy statement is first mailed; (5) cause its board of directors to recommend that stockholders approve such matter and to solicit proxies in favor of such approval, subject to the fiduciary duties of the board of directors; (6) not adjourn, postpone, recess, or cancel such meeting without the Holder’s prior written consent, other than (x) a single adjournment of not more than ten (10) days solely to solicit additional proxies if insufficient votes have been cast, or (y) any postponement or adjournment required to establish a quorum or to comply with applicable law or a request of the Commission; and (7) if such approval is not obtained at such meeting, re-submit the matter for approval at each subsequent annual meeting of stockholders and, if such approval has not then been obtained, at one special meeting of stockholders called for such purpose following each such annual meeting, and continue to do so until such approval is obtained. The Borrower’s failure to perform any obligation set forth in clauses (1) and (3) through (7) of this Section 4(c)(iii)(C) within five (5) business days following written notice from the Holder of such failure shall constitute an Event of Default under this Note; provided that the failure of the stockholders to grant such approval shall not, in and of itself, constitute an Event of Default.

(iv) Delivery of Conversion Shares Upon Exercise. The Borrower shall cause the Conversion Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Borrower is then a participant in such system, and otherwise by physical delivery of a certificate, registered in the Borrower’s share register in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder is entitled pursuant to such conversion to the address specified by the Holder in the Conversion Notice within one (1) Trading Day after delivery of the Conversion Notice (such date, the “Conversion Share Delivery Date”). Upon delivery of the Conversion Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares. If the Borrower fails for any reason to deliver to the Holder the Conversion Shares by the Conversion Share Delivery Date, the Borrower shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Conversion Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Conversion Notice), $10 per Trading Day (increasing to $20 per Trading Day on the third Trading Day after the Conversion Share Delivery Date) for each Trading Day after such Conversion Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such Conversion Notice.

(d) Disputes. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Borrower shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with the below provisions.

(e) Right to Amend Notice of Conversion. On or before the 1st Trading Day following the date of receipt of a Notice of Conversion, if the applicable Conversion Price is less than the conversion price specified on such Notice of Conversion, the Holder may deliver an updated Notice of Conversion to the Borrower correcting the Conversion Price (and the aggregate Conversion Amount) as specified in such Notice of Conversion; provided, that if such updated Notice of Conversion is not delivered to the Borrower on or prior to 12:00 p.m. (New York City time) on the Trading Day immediately following the applicable Conversion Date (as used herein, “Conversion Date” means the date on which the Holder delivers a Conversion Notice to the Borrower pursuant to Section 4(a)), the Conversion Share Delivery Date shall be extended by one (1) Trading Day.

(5) PRIORITY AND SECURITY. This Note shall constitute a Senior Secured obligation of the Borrower, ranking senior in right of payment with all of the existing Indebtedness of the Borrower and ranking senior in right of payment to any future Indebtedness of the Borrower. The obligations of the Borrower hereunder are secured pursuant to that certain Pledge and Security Agreement, dated as of March 31, 2026, by and between the Borrower and the Holder, as supplemented by that certain Joinder and Reaffirmation Agreement dated May 18, 2026, and that certain Joinder and Reaffirmation Agreement dated as of the Issuance Date of this Note, and as further amended, restated, supplemented or otherwise modified from time to time (the “Security Agreement”).

(6) EVENTS OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default” except that no such event shall constitute an Event of Default unless and until it remains uncured for five (5) days after the occurrence thereof; provided, however, that if a specific cure period is expressly stated in the applicable subsection below, such stated cure period shall apply in lieu of the foregoing.

(i) Failure to Pay Principal or Interest. The Borrower fails to pay the Principal or Interest due, liquidated damages and other amounts thereon when due on the Note whether at maturity, upon acceleration or otherwise (including the Cap Payment Date).

(ii) Conversion Shares. The Borrower fails to have its transfer agent issue Conversion Shares to the Holder (or states in writing that it will not honor its obligation to do so) prior to two

(2) business days upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of the Note.

(iii) Breach of Agreements and Covenants. The Borrower breaches any material agreement, covenant or other material term or condition contained in the Purchase Agreement, the Note or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith, and such breach results in a material adverse effect on the business or assets of the Borrower.

(iv) Breach of Representations and Warranties. Any representation or warranty of the Borrower made in the Purchase Agreement or the Note, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a Material Adverse Effect on the rights of the Holder with respect to the Note or the Purchase Agreement.

(v) Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed that has not been stayed, vacated or cured by the Borrower within thirty (30) days.

(vi) Judgments. Any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld.

(vii) Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower that has not been stayed, vacated or cured by the Borrower within sixty (60) days.

(viii) Delisting or Trading of Common Stock. The Borrower shall fail to maintain the listing or quotation of its Common Stock on the Principal Market.

(ix) Failure to Comply with the 1934 Act. The Borrower shall fail to comply with the reporting requirements of the 1934 Act and/or the Borrower shall cease to be subject to the reporting requirements of the 1934 Act, subject to allowances permitted under Rule 12b-25 under the 1934 Act.

(x) Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business or assets.

(xi) Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

(xii) Reverse Splits. The Borrower effectuates a reverse split of its Common Stock unless required to do so to maintain its listing on the Principal Market.

(xiii) DTC “Chill”. The DTC places a “chill” (i.e. a restriction placed by DTC on one or more of DTC’s services, such as limiting a DTC participant’s ability to make a deposit or withdrawal of the security at DTC) on any of the Borrower’s securities that has not been cured by the Borrower within twenty (20) business days.

(xiv) Other Obligations. The occurrence of any default under any agreement or obligation of the Borrower that is not cured within ten (10) days that could reasonably be expected to have a Material Adverse Effect.

(xv) Default under Transaction Documents or Other Material Agreement. A default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any material agreement, lease, document or instrument to which Borrower or any Subsidiary is obligated (other than this Note or the Purchase Agreement) which would reasonably be expected to have a Material Adverse Effect that has not been cured by the Borrower within ten (10) business days.

(xvi) Intentionally Omitted.

(xvii) Failure to Meet the Requirements under Rule 144. Borrower does not meet the current public information requirements under Rule 144.

(xviii) Failure to Maintain Intellectual Property. The failure by Borrower or any material Subsidiary to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future) and such breach is not cured within thirty (30) days after written notice to the Borrower from the Holder.

(xix) Trading Suspension. A Commission or judicial stop trade order or suspension from the Principal Market.

(xx) Restatement of Financial Statements. The restatement after the date hereof of any financial statements filed by the Borrower with the Commission for any date or period from two years prior to the Issuance Date and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect. For the avoidance of doubt, any restatement related to new accounting pronouncements shall not constitute a default under this Section.

(xxi) Invalidity or Unenforceability of Transaction Documents. Any material provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Borrower, or the validity or enforceability thereof shall be contested by Borrower, or a proceeding shall be commenced by Borrower or any governmental authority having jurisdiction over Borrower or Holder, seeking to establish the invalidity or unenforceability thereof, or Borrower shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document.

(xxii) Effective Registration Statement. Any Registration Statement required to be maintained effective pursuant to the Registration Rights Agreement is withdrawn, ceases to remain effective as required by the Registration Rights Agreement or otherwise no longer complies in all material respects with the requirements of Section 10(a) of the Securities Act or Rule 415 of the Securities Act. Upon the occurrence of this Event of Default, the Borrower shall pay to the Holder liquidated damages in the amount of $100,000 within three (3) calendar days of the date of such failure (the “Registration LD Payment Date”). In addition, for each 30-day period (or part thereof) during which such failure continues and remains uncured, the Borrower shall pay to the Holder additional liquidated damages equal to 2% per month of the value of all registerable securities, due within three (3) calendar days of the end of each such 30-day period; provided that if such failure is cured prior to the end of any 30-day period, the pro rata portion of such 2% amount accrued through the cure date shall be due within three (3) calendar days of such cure date. All such liquidated damages shall be in addition to, and not in lieu of, any other remedies available to the Holder under Section 6(b) or otherwise.

(xxiii) Failure to File Registration Statement. The Borrower fails to file the Initial Registration Statement with the Commission on or prior to the Filing Deadline required under the Registration Rights Agreement. Upon the occurrence of this Event of Default, the Borrower shall pay to the Holder liquidated damages in the amount of $100,000 within three (3) calendar days of the date of such failure (the “Registration LD Payment Date”). In addition, for each 30- day period (or part thereof) during which such failure continues and remains uncured, the Borrower shall pay to the Holder additional liquidated damages equal to 2% per month of the value of all registerable securities, due within three (3) calendar days of the end of each such 30- day period; provided that if such failure is cured prior to the end of any 30-day period, the pro rata portion of such 2% amount accrued through the cure date shall be due within three (3) calendar days of such cure date. All such liquidated damages shall be in addition to, and not in lieu of, any other remedies available to the Holder under Section 6(b) or otherwise.

(xxiv) Failure to Cause Registration Statement to Become Effective. The Initial Registration Statement is not declared effective by the Commission on or prior to the Effectiveness Deadline, or any New Registration Statement is not declared effective by the Commission on or prior to the New Registration Effectiveness Deadline, in each case as required under the Registration Rights Agreement. Upon the occurrence of this Event of Default, the Borrower shall pay to the Holder liquidated damages in the amount of $100,000 within three (3) calendar days of the date of such failure (the “Registration LD Payment Date”). In addition, for each 30-day period (or part thereof) during which such failure continues and remains uncured, the Borrower shall pay to the Holder additional liquidated damages equal to 2% per month of the value of all registerable securities, due within three (3) calendar days of the end of each such 30- day period; provided that if such failure is cured prior to the end of any 30-day period, the pro rata portion of such 2% amount accrued through the cure date shall be due within three (3) calendar days of such cure date. All such liquidated damages shall be in addition to, and not in lieu of, any other remedies available to the Holder under Section 6(b) or otherwise.

(xxv) Variable Securities. From the date hereof until such time as all of the principal amount of the Note is no longer outstanding, the Borrower may effect or enter into an agreement to effect any issuance by the Borrower of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction, subject to the requirements of this Section. “Variable Rate Transaction” means a transaction in which the Borrower (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Borrower or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, whereby the Borrower may issue securities at a future determined price regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled. Notwithstanding the foregoing, the Borrower shall cause 100% of the net proceeds received by the Borrower from any Variable Rate Transaction to be applied directly to the repayment of the outstanding balance of this Note (including all accrued and unpaid interest thereon) prior to the Borrower retaining or using any such proceeds for any other purpose. If the Borrower fails to apply 100% of the net proceeds of any Variable Rate Transaction to the repayment of this Note as required by this Section, such failure shall constitute an Event of Default under Section 6(a) of this Note and the Holder shall be entitled to exercise all remedies available under Section 6(b), including without limitation the Default Premium, Default Interest, and Forced Redemption. Prior to effecting any Variable Rate Transaction, the Borrower shall provide the Holder with written notice thereof no later than three

(3) Trading Days prior to the closing of such transaction. Any Variable Rate Transaction shall not be subject to the Holder’s right of first refusal and right of participation as set forth in Section 4.12 of the Securities Purchase Agreement, which provisions are incorporated herein by reference.

(b) Remedies Upon Default. Upon the occurrence of any Event of Default (after the expiration of the cure period, if any, specified for such Event of Default in Section 6(a)), the Holder may exercise any one or more of the following rights and remedies, in addition to any other rights and remedies available at law, in equity, or under any Transaction Document:

(i) Acceleration. The entire unpaid balance of this Note and all other Obligations shall, at the option of the Holder, become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

(ii) Default Premium. From and after the occurrence of an Event of Default, all amounts owing by the Borrower to the Holder under or in connection with this Note or any other Transaction Document (collectively, the “Obligations”) shall be increased to an amount equal to one hundred twenty five percent (125%) of the Obligations outstanding at the time such amount is determined, it being agreed that the Obligations include, without limitation, the outstanding Principal Amount, accrued and unpaid Interest, enforcement costs, legal fees, expenses, indemnities, and any other fees, charges or amounts payable hereunder or thereunder, whether accruing before or after the occurrence of an Event of Default. The Borrower acknowledges and agrees that the default premium provided for herein constitutes liquidated damages and not a penalty, that the actual damages resulting from an Event of Default are difficult or impossible to ascertain with precision, and that such default premium represents a reasonable estimate of the damages likely to be incurred by the Holder as a result of such Event of Default.

(iii) Default Interest. From and after the occurrence of an Event of Default, all outstanding Obligations, whether or not accelerated, shall accrue interest at the Default Interest Rate until the same is paid in full, including following the entry of a judgment in favor of the Holder.

(iv) Forced Redemption. Upon the occurrence of an Event of Default, the Holder may, at its sole option and at any time, require the Borrower to redeem all or any portion of the outstanding Obligations in cash (a “Forced Redemption”) by delivering written notice to the Borrower (a “Forced Redemption Notice”) specifying the amount to be redeemed. The Borrower shall pay such amount in cash by wire transfer of immediately available funds within ten (10) calendar days of receipt of the Forced Redemption Notice (the “Forced Redemption Payment Date”). The amount payable shall equal the applicable Obligations as increased by the Default Premium under Section 6(b)(ii). If the Borrower fails to pay the full amount due by the Forced Redemption Payment Date, Default Interest shall accrue on the unpaid amount from the Forced Redemption Payment Date until paid in full. The Holder’s right to deliver a Forced Redemption Notice shall not be affected by any prior conversion, any prior Forced Redemption Notice, or any partial payment, and may be exercised repeatedly until all Obligations are paid in full.

(v) Conversion Rights Preserved. Notwithstanding the exercise of any remedy under this Section 6(b), the Holder’s right to convert any portion of the outstanding Obligations into shares of Common Stock pursuant to Section 4 shall remain in full force and effect. Notwithstanding anything herein to the contrary, including without limitation the definition of Conversion Amount in Section 4(b)(i), from and after the occurrence of an Event of Default, the Conversion Amount for purposes of any conversion shall be automatically increased to reflect the full Obligations as increased by the Default Premium under Section 6(b)(ii), such that the Holder shall be entitled to convert 125% of the outstanding Obligations into shares of Common Stock at the then-applicable Conversion Price.

(7) RIGHTS UPON FUNDAMENTAL TRANSACTION. If, at any time while this Note is outstanding, the Borrower effects a Fundamental Transaction, then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one (1) share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Borrower shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Borrower or surviving entity in such Fundamental Transaction shall issue to the Holder a new Note consistent with the foregoing provisions and evidencing the Holder’s right to convert such Note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7 and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(8) DISTRIBUTION OF ASSETS; RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) Distribution of Assets. If the Borrower shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property, options, evidence of Indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then the Holder will be entitled to such Distributions as if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions and the portion of such Distribution shall be held in abeyance for the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such rights (and any rights under this Section 8(a) on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(b) Purchase Rights. If at any time the Borrower grants, issues or sells any Convertible Securities or rights to purchase stock, excluding any shareholder approved employee equity incentive plans, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire or receive, as applicable, upon the terms applicable to such Purchase Rights, 50% of the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(c) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Borrower shall make appropriate provision to ensure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, the Holder will thereafter have the right to receive upon conversion of this Note at any time after the occurrence or consummation of the Corporate Event, shares of Common Stock or Successor Capital Stock or, if so elected by the Holder, cash in lieu of the shares of Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion of this Note prior to such Corporate Event, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holder would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had this Note been converted immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on conversion of this Note). Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 8 shall apply similarly and equally to successive Corporate Events.

(9) RIGHTS UPON ISSUANCE OF OTHER SECURITIES

(a) Most Favored Nation. From the date hereof until the later of: (i) the Maturity Date and (ii) the date on which the outstanding balance due under this Note is paid in full, in the event and on each occasion that the Borrower issues, sells or agrees in writing to issue any Common Stock or Common Stock Equivalents on Economic Terms (as defined below) that, in the Holder’s reasonable belief, are more favorable to such investors than the Economic Terms granted to the Holder hereunder (each, an “MFN Triggering Transaction”), the Borrower shall, promptly upon written notice from the Holder after disclosure of such issuance or sale, amend the Economic Terms of the transaction(s) hereunder so as to give the Holder the benefit of such more favorable Economic Terms, including, for the avoidance of doubt, any reset of the Conversion Price under Section 4(c)(ii). For purposes of this Section 9(a), “Economic Terms” means any term, condition, or feature that affects, directly or indirectly, the financial return, economic benefit, or value received by any investor, including without limitation: (A) conversion price, exercise price, or exchange rate; (B) interest rate or default interest rate; (C) original issue discount or purchase price; (D) prepayment or redemption premium; (E) maturity date or repayment schedule; (F) warrant coverage, equity kickers, or any other securities issued in connection therewith; (G) any security interest, collateral, or guarantee; (H) any cash payment, fee, or other compensation paid or payable to any investor; and (I) any other term having economic value or effect; but expressly excluding purely administrative or procedural terms having no economic effect, such as governing law, jurisdiction, and notice provisions. Notwithstanding the foregoing, to the extent the Borrower applies proceeds from an MFN Triggering Transaction to repay the outstanding balance of this Note within two (2) Business Days of the closing of such MFN Triggering Transaction (the “MFN Payment Deadline”), the MFN provisions of this Section 9(a) shall not apply to the portion of the Note balance so repaid; provided that:

(i) if the Borrower repays the entire outstanding balance of this Note on or before the MFN Payment Deadline, then this Section 9(a) shall not apply with respect to such MFN Triggering Transaction;

(ii) if the Borrower repays less than the entire outstanding balance of this Note on or before the MFN Payment Deadline, then this Section 9(a) shall apply in full to the entire remaining outstanding balance of this Note following such partial repayment; and

(iii) if the Borrower makes no repayment of the outstanding balance of this Note on or before the MFN Payment Deadline, then this Section 9(a) shall apply in full to the entire outstanding balance of this Note. For the avoidance of doubt, any partial repayment of the outstanding balance shall under no circumstances limit, reduce, or otherwise affect the Holder’s MFN rights with respect to the full remaining outstanding balance of this Note, and the Holder’s MFN rights shall survive any partial repayment until all Obligations have been paid in full.

(b) Anti-Dilution. Notwithstanding anything herein to the contrary, if at any time while this Note is outstanding, the Borrower or any Subsidiary sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant, or option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the Conversion Price then in effect (such lower price, the “Base Conversion Price,” and such issuance, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share lower than the Conversion Price then in effect, such issuance shall be deemed to have occurred for less than the Conversion Price then in effect on the date of the Dilutive Issuance), then the Conversion Price shall be reduced, effective as of the date of such Dilutive Issuance, to equal the Base Conversion Price. If more than one security is issued in a transaction, each security shall be analyzed separately such that the lowest effective price per share shall be used. The Borrower shall notify the Holder in writing no later than the Trading Day following any Dilutive Issuance, indicating the applicable issuance price and other pricing terms (a “Dilutive Issuance Notice”). Notwithstanding the foregoing, a Dilutive Issuance shall not include any issuance (i) pursuant to an equity incentive plan, or (ii) directly or indirectly in connection with any merger, acquisition, strategic transaction or similar business combination.

(10) NONCIRCUMVENTION. The Borrower hereby covenants and agrees that the Borrower will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(11) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law and as expressly provided in this Note.

(12) COVENANTS.

(a) Change in Nature of Business. The Borrower shall not make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in the Borrower’s most recent Annual Report filed on Form 10-K with the SEC.

(b) Preservation of Existence, Etc. The Borrower shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(c) Maintenance of Insurance. The Borrower shall maintain, and cause each of its Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(d) Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice (including without limitation, advances or investments made to related parties, strategic investees and Affiliates) and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

(e) Charter Amendments. The Borrower shall not amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder.

(f) Declaration. The Borrower shall not declare or make any cash dividend or other cash distribution to holders of shares of Common Stock, by way of return of capital or otherwise including, without limitation, any distribution of cash by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction.

(g) Authorized Shares; Transfer Agent. The Borrower covenants that during the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower is required at all times to have authorized and reserved three (3) times the number of shares that is actually issuable upon full conversion of the Note (based on the Conversion Price of the Note in effect from time to time, which, if it cannot be determined, shall be estimated in good faith by the Borrower), it being acknowledged and agreed by the parties that for the initial issuance of the Note, five million (5,000,000) shares of Common Stock is sufficient (the “Reserved Amount”). The Reserved Amount shall be increased from time to time in accordance with the Borrower’s obligations hereunder. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Note shall be convertible at the then-current Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Note, including but not limited to authorizing additional shares or effectuating a reverse split. The Borrower (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the shares of Common Stock issuable upon conversion of this Note, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note. The failure by the Borrower to maintain the Reserved Amount, the failure by the Borrower to be engaged with a transfer agent and subject to the terms of an irrevocable instruction letter in accordance with the terms herein shall each constitute an Event of Default under Section 6(a) of this Note.

(h) Mandatory Repayment from Future Proceeds. From the date hereof until all outstanding Obligations under this Note have been paid in full, the Borrower shall apply forty percent (40%) of the net proceeds received by the Borrower from (i) any future issuance or sale of debt securities, equity securities, or any combination thereof (including, without limitation, any issuance of Common Stock, preferred stock, convertible notes, term loans, credit facilities, or any other financing instrument), regardless of the form of consideration received, and (ii) any sale, transfer, assignment, license, or other disposition of any material asset or group of related assets of the Borrower or any of its Subsidiaries that is not in the ordinary course of business (including, without limitation, any sale of a business unit, intellectual property portfolio, real property, or other material asset), to the repayment of the outstanding Obligations due under this Note, in each case within five (5) Business Days of the Borrower’s receipt of such proceeds (the “Mandatory Repayment Date”). The Holder shall have sole discretion as to the application of any such repayment amounts against the outstanding Obligations. The failure of the Borrower to make any such mandatory repayment by the applicable Mandatory Repayment Date shall constitute an immediate Event of Default under Section 6(a) of this Note, without the requirement of any further notice or cure period, and the Holder shall be entitled to exercise all remedies available under Section 6(b), including without limitation the Default Premium, Default Interest, and Forced Redemption.

(13) TRANSFER. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred according to the Purchase Agreement.

(14) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall instruct the Borrower who the new Holder will be. The Borrower will issue and deliver the new Note within three (3) days of such notice. This Note shall be automatically cancelled upon delivery of the new Note to the new Holder.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Borrower of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Borrower in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Borrower shall execute and deliver to the Holder a new Note (in accordance with Section 14(d)) representing the then outstanding Principal amount of the Note.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Borrower, for a new Note or Notes (in accordance with Section 14(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Borrower is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 14(a) or Section 14(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent the then total outstanding balance due under this Note..

(15) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents, at law or in equity, and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Borrower to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion, redemption and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Borrower (or the performance thereof).

(16) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Borrower or other proceedings affecting Borrower creditors’ rights and involving a claim under this Note, then the Borrower shall pay the costs and expenses incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(17) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Borrower and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(18) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(19) [Intentionally Omitted.]

(20) NOTICES; PAYMENTS.

(a) Notices. Notwithstanding anything to the contrary contained herein, all notices, demands, requests, consents, approvals, and other communications required or permitted under this Note or any of the Transaction Documents shall be governed exclusively by the notice provisions set forth in the Purchase Agreement, which are hereby incorporated by reference as if set forth herein in full, including with respect to permitted methods of delivery, timing, effectiveness, addresses, and electronic service. In the event of any inconsistency between the notice provisions of this Note and the Purchase Agreement, the Purchase Agreement shall control.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by wire transfer of immediately available funds to the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day, which is not a Business Day, the same shall instead be due on the next succeeding day, which is a Business Day.

(21) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Borrower for cancellation and shall not be reissued.

(22) WAIVER OF NOTICE. To the extent permitted by law, the Borrower hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

(23) GOVERNING LAW; JURISDICTION; JURY TRIAL. Notwithstanding anything to the contrary contained herein, all matters concerning governing law, jurisdiction, venue, service of process, and waiver of jury trial with respect to this Note or any of the Transaction Documents shall be governed exclusively by the corresponding provisions set forth in the Purchase Agreement, which are hereby incorporated by reference as if set forth herein in full. In the event of any inconsistency between the provisions of this Note and the Purchase Agreement with respect to any of the foregoing matters, the Purchase Agreement shall control.

(24) SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note.

(25) DISCLOSURE. Prior to disclosing to the Holder any information that the Borrower reasonably believes may constitute material, non-public information relating to the Borrower or its Subsidiaries (“NPI”), the Borrower shall first obtain the prior written consent of the Holder to receive such NPI. If the Holder does not provide such written consent, the Borrower shall refrain from disclosing such NPI to the Holder. Upon receipt or delivery by the Borrower of any notice in accordance with the terms of this Note, unless the Borrower has in good faith determined that the matters relating to such notice do not constitute NPI relating to the Borrower or its Subsidiaries, the Borrower shall within one (1) Business Day after any such receipt or delivery publicly disclose such NPI on a Current Report on Form 8-K or otherwise. In the event that the Borrower believes that a notice contains NPI relating to the Borrower or its Subsidiaries, the Borrower shall so indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute NPI relating to the Borrower or its Subsidiaries.

(26) INDEMNIFICATION. Borrower indemnifies Holder and their control persons, affiliates, and assignees from and against any and all liabilities which may be incurred by them in connection with the transactions contemplated herein.

(27) NOT AN UNDERWRITER. The Borrower affirms the Holder is not an underwriter and is not acting in the capacity of an underwriter.

(28) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the meanings set forth below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. “Attribution Parties” means, collectively, the Holder, together with (i) any other Person whose beneficial ownership of Common Stock would or could be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, (ii) any Affiliates of the Holder, and (iii) any other Persons acting as a group together with the Holder within the meaning of Section 13(d) of the Exchange Act.

(b) “Business Day” means any day other than a Saturday, Sunday, U.S. federal legal holiday, or any day on which banking institutions in the State of New York are authorized or required by law or governmental action to close.

(c) “Closing Date” means the Issuance Date of this Note.

(d) “Closing Price” means, as of any date, the closing price of the Common Stock on the Principal Market on such date (or the nearest preceding Trading Day on which the Common Stock was traded), as reported by the Principal Market.

(e) “Common Stock Equivalents” means any securities of the Borrower or its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into, exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(f) “Fundamental Transaction” means (i) any merger or consolidation of the Borrower with or into another Person, (ii) any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of the Borrower’s assets in one or a series of related transactions, (iii) any purchase offer, tender offer or exchange offer pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and which has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) any stock or share purchase agreement or other business combination with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock.

(g) “Default Interest Rate” means 18% per annum.

(h) “Interest Rate” means 10% per annum.

(i) “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of March 31, 2026, by and between the Borrower and the Holder, as amended by that certain First Amendment to Registration Rights Agreement dated May 18, 2026, and that certain Second Amendment to Registration Rights Agreement dated as of the Issuance Date of this Note, and as further amended, restated, supplemented or otherwise modified from time to time

(j) “Principal Market” means the NASDAQ.

(k) “Successor Capital Stock” means the capital stock or other equity interests of any Successor Entity issued or issuable upon conversion of this Note following a Fundamental Transaction.

(l) “Successor Entity” means any Person (i) into which the Borrower is merged or consolidated in connection with a Fundamental Transaction, (ii) that acquires all or substantially all of the assets or outstanding shares of Common Stock of the Borrower in connection with a Fundamental Transaction, or (iii) that is formed by or results from any Fundamental Transaction, and in each case, any Person that is an Affiliate of any of the foregoing.

(m)”Trading Day” means any day on which the Principal Market is open for trading.

(n) “Transaction Documents” means this Note, the Purchase Agreement, the IRA, the First Amendment (as defined in the IRA), the Registration Rights Agreement, the Security Agreement, and any other documents or agreements executed in connection with the transactions contemplated thereby, as each may be amended, restated, supplemented or otherwise modified from time to time.

(o) “VWAP” means, for any date, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) as reported by www.quotemedia.com, or, if such source is not available or not reporting the applicable information, as reported by Bloomberg L.P., or, if neither such source is available, as mutually agreed upon in writing by the Borrower and the Holder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Senior Secured Note to be duly executed as of the Issuance Date set out above.

BORROWER

MOBIX LABS, INC.

By:
Name:	Keyvan Samini
Title:	President, CFO and Acting General Counsel

Exhibit 10.1

SECOND AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is entered into as of June 22, 2026 (the “Effective Date”), by and between Mobix Labs, Inc., a corporation organized under the laws of the State of Delaware (the “Company”) and Leviston Resources, LLC, a limited liability company organized under the laws of the State of Delaware (the “Investor”).

WHEREAS, the Company and the Investor are parties to that certain Registration Rights Agreement dated March 31, 2026, as amended by that certain First Amendment to Registration Rights Agreement dated May 18, 2026 (the “Original RRA”);

WHEREAS, the Company and the Investor are parties to that certain Securities Purchase Agreement dated March 31, 2026 (as amended, the “SPA”), and that certain Senior Secured Convertible Note dated March 31, 2026, as amended (the “Original Note”);

WHEREAS, the Company and the Investor entered into that certain Investor Rights Agreement dated May 13, 2026 (the “IRA”), pursuant to which the Investor has the right to purchase Additional Notes on the terms set forth therein;

WHEREAS, pursuant to Article VI of the IRA, the Company is required, at each Additional Closing, to enter into an amendment to the Original RRA providing that all Additional Conversion Shares constitute Registrable Securities thereunder, with independent filing deadlines, effectiveness deadlines, and liquidated damages provisions;

WHEREAS, on the Effective Date, the Investor is exercising its Investment Right under the IRA and the Company is issuing to the Investor an Additional Note in the principal amount of $2,800,000 (the “Additional Note”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1. The representations, covenants, and recitations set forth in the foregoing recitals are hereby incorporated into and made a part of this Amendment, including all defined terms referenced therein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original RRA, the SPA, or the IRA, as applicable.

2. Except as specifically modified by this Amendment, the terms and conditions of the Original RRA shall remain in full force and effect. In the event of any inconsistency between the terms of this Amendment and the terms of the Original RRA, the terms of this Amendment shall control.

3. Additional Conversion Shares as Registrable Securities. All shares of Common Stock issuable upon conversion of the Additional Note (the “Additional Conversion Shares”) shall constitute “Registrable Securities” as defined in the Original RRA, with all rights, protections, and remedies applicable thereto.

4. Filing Deadline. The Company shall file with the Commission, no later than July 31, 2026 (the “Additional Filing Deadline”), either (i) a post-effective amendment to the then-effective Registration Statement, or (ii) a New Registration Statement (as defined in the Original RRA), in each case covering the resale of all Additional Conversion Shares. The form of such filing shall be at the Investor’s election.

5. Effectiveness Deadline. The Effectiveness Deadline mechanic set forth in Section 2(b) of the Original RRA (including the Shutdown Extension, if applicable) shall apply mutatis mutandis to any filing made pursuant to Section 4 of this Amendment. For the avoidance of doubt, the Company shall use its reasonable best efforts to have such filing declared effective as soon as practicable following the filing thereof, subject to the same deadlines and conditions as set forth in Section 2(b) of the Original RRA.

6. Liquidated Damages. All liquidated damages provisions set forth in Section 2(c) of the Original RRA (i.e., $100,000 within three (3) calendar days of any failure, plus 2% per 30- day period of the aggregate value of the applicable Registrable Securities) shall apply independently in respect of any failure relating to the Additional Filing Deadline, the corresponding Effectiveness Deadline, or any failure to maintain effectiveness of the applicable Registration Statement covering the Additional Conversion Shares. Such liquidated damages shall be in addition to, and not in lieu of, any other remedies available to the Investor under the Original RRA, the Original Note, the Additional Note, or otherwise.

7. Continued Application. All other provisions of the Original RRA shall continue to apply to the Additional Conversion Shares on the same terms and to the same extent as they apply to the Conversion Shares of the Original Note.

8. This Amendment and the Original RRA shall each constitute a “Transaction Document” as defined in the SPA. This Amendment shall be governed by and construed in accordance with the governing law, dispute resolution, and related provisions set forth in the SPA, which are incorporated herein by reference.

9. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF the parties have signed this Amendment in one or more counterparts as of the date first hereinabove set forth.

The Company

MOBIX LABS, INC.

By:
Name:	Keyvan Samini
Title:	President, CFO and Acting General Counsel

The Investor

LEVISTON RESOURCES, LLC

By:
Name:	Roman Rogol
Title:	CFO